DEFEASANCE TRUST AGREEMENT

            DEFEASANCE TRUST AGREEMENT dated as of October 1, 1996 (the "Agreement") among SUMMIT BANK, f/k/a United Jersey Bank (the "Trustee"), a banking corporation organized and existing under the laws of the State of New Jersey and MEDIQ/PRN Life Support Services, Inc., a Delaware corporation ("MEDIQ/PRN").

                                  WITNESSETH:

            WHEREAS, MEDIQ/PRN has heretofore issued its 11-1/8% Senior Secured Notes due 1999 (the "Senior Secured Notes"); and

            WHEREAS, the Senior Secured Notes were issued under and pursuant to an Indenture dated as of July 6, 1992, as amended by supplemental indentures dated as of September 30, 1994 and October 1, 1996, as amended (the "Indenture"), between MEDIQ/PRN and the Trustee; and

            WHEREAS, the Senior Secured Notes are secured by, among other things, a security interest in the Collateral (as defined in the Indenture) granted pursuant to a Security Agreement by and between MEDIQ/PRN and the Trustee in its capacity as Collateral Agent dated as of July 6, 1992, as amended by Amendment of even date herewith; and

            WHEREAS, MEDIQ/PRN has determined that it is desirable to defease the Senior Secured Notes and for such purpose, among other things, MEDIQ/PRN has entered into a Credit Agreement with Banque Nationale de Paris, NationsBank and certain other parties, (the "BNP Credit Agreement"); and

            WHEREAS, concurrently with the execution and delivery hereof, a portion of the proceeds borrowed under the BNP Credit Agreement, will be used to acquire securities to be deposited with the Trustee pursuant to Section 8.01(a) of the Indenture and applied for and toward the redemption on July 1, 1997, of all Senior Secured Notes outstanding on such date at a redemption price of 103.5% of the principal amount thereof plus all outstanding interest thereon; and

            WHEREAS, upon the deposit with the Trustee of the Defeasance Deposit (as defined herein), which deposit is sufficient without consideration of the reinvestment of interest to pay the principal of and interest on, the Senior Secured Notes upon the redemption of such Senior Secured Notes on July 1, 1997, the Trustee will terminate its rights, title and interest in the Indenture; and

            WHEREAS, MEDIQ/PRN and the Trustee desire to enter into this Agreement to set forth their respective rights and duties hereunder and to provide for the payment of the Senior Secured Notes in accordance with the terms hereof and the Indenture;

            NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

            SECTION 1.  Defeasance Fund.

            (a) The Trustee hereby acknowledges receipt of the securities described on Exhibit A hereto which shall constitute the Defeasance Fund.

            (b) The Trustee shall hold the securities in the Defeasance Fund and all money received by it from the collection of interest on the securities in the Defeasance Fund, in special funds and separate trust accounts for the benefit of the holders of the Senior Secured Notes, wholly segregated from all other funds and investments deposited with the Trustee, and shall never commingle such investments with other moneys or investments. Amounts in the Defeasance Fund shall be applied only as hereinafter provided.

            SECTION 2. Instructions for Payment of Bonds and Notice of Defeasance. The Trustee shall, out of the moneys available in the Defeasance Fund after the securities in the Defeasance Fund have matured, redeem all of the Senior Secured Notes on July 1, 1997 at a redemption price of 103.5% of the principal amount thereof as provided in the Indenture. Notice of Redemption of the Senior Secured Notes to be redeemed on such date, meeting the requirements of Section 3.03 of the Indenture and substantially in the form attached hereto as Exhibit B, shall be sent by first class mail, postage prepaid to the registered owners of the Senior Secured Notes at their addresses set forth on the bond registry books kept by the Trustee (in its capacity as Trustee) not less than 30 days nor more than 60 days prior to July 1, 1997. The Trustee shall, as soon as practicable following deposit of the securities into the Defeasance Fund, also cause a notice of defeasance, substantially in the form attached hereto as Exhibit C to be mailed by first class mail, postage prepaid, to the registered owners of the Senior Secured Notes as shown on the registration books of the Trustee. Copies of the notices described in this Section shall also be sent by the Trustee to each other person entitled to receive notices of redemption in accordance with the Indenture.

            SECTION 3. No Revocation or Amendment of Agreement.

      (a) Irrevocable Trust. The Trustee and MEDIQ/PRN recognize that the holders from time to time of the outstanding Senior Secured Notes have a beneficial and vested interest in the Defeasance Fund. It is therefore recited, understood and agreed that this Agreement shall not be subject to revocation or amendment if such revocation or amendment would impair the rights of such holders.


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

      SECTION 4. Duties of Trustee: Indemnification. The Trustee agrees to service and manage the Defeasance Fund in accordance with the terms of this Agreement. The Trustee takes no responsibility for any acts or omissions of MEDIQ/PRN or any other party. The Trustee shall have no obligation with respect to this Agreement other than those duties specifically mentioned herein and shall have the right to act upon any document or written request believed by it to be genuine and shall have no duty to inquire into the authenticity of any signature. The Trustee shall not be liable for the accuracy of the calculations as to the sufficiency of the principal amount of the securities and earnings thereon, to redeem all of the Senior Secured Notes. So long as the Trustee applies any moneys, securities, and earnings therefrom to redeem the Senior Secured Notes as provided herein, the Trustee shall not be liable for any deficiencies in the amounts necessary to purchase the Senior Secured Notes caused by such calculations. The Trustee shall also be entitled to consult and rely upon the advice of counsel if either deems such consultations to be necessary in the performance of its duties. Neither the Trustee nor its officers, directors, employees or agents shall be liable to any party herein mentioned for any action or omission taken in connection herewith unless due to willful misconduct or gross negligence. MEDIQ/PRN hereby agrees to indemnify and hold harmless the Trustee, its officers, directors, employees or agents from and against any and all claims or demands, suits, liabilities, losses, court costs and out-of-pocket expenses (including reasonable attorneys' fees) by persons or parties, whether or not party to this Agreement, which may arise or be caused by any act of omission of Trustee in connection with its duties hereunder, except where due to Trustee's willful misconduct or gross negligence. The provisions of this Section shall survive termination of this Agreement.

      SECTION 5. Termination of this Agreement. This Agreement shall be irrevocable and shall not terminate until such time as the principal of and interest on all Senior Secured Notes have been paid to the registered owners thereof in accordance with the terms of the Indenture or this Agreement; provided that moneys held by the Trustee in the Defeasance Fund shall be paid to MEDIQ/PRN as provided in Section 8.03 of the Indenture.

      SECTION 6. Satisfaction and Discharge of the Indenture. On February 3, 1997 (the "Termination Date"), MEDIQ/PRN's obligations under the Senior Secured Notes and the Indenture shall terminate, other than MEDIQ/PRN's obligations in Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.13, 4.02, 7.07, 7.08, 8.03 and 8.04 of
the Indenture, which shall survive until the Senior Secured Notes are no longer outstanding, and thereafter MEDIQ/PRN's obligations in Sections 7.07, 8.03 and
8.04 of the Indenture shall survive. Except as provided above, MEDIQ/PRN's obligations under the Senior Secured Notes and the Indenture shall be finally and completely discharged and released. Effective as of the Termination Date, all liens in the Collateral and all other property of MEDIQ/PRN in


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

favor of the Trustee for the benefit of the holders of the Senior Secured Notes, including without limitation all liens created by or arising under the Indenture, the Security Agreement or the Collateral Account Agreement, shall be terminated and released without need for further action by the Trustee or any other Person. The Collateral Agent hereby agrees to execute and deliver such instruments as MEDIQ/PRN may reasonably request to evidence the release of the liens under the Indenture and the Security Agreement, including without limitation (i) UCC-3 termination statements, and (ii) the return of any pledged collateral. The Trustee hereby authorizes the filing and recording of the release documents and termination statements.

      SECTION 7. No Rights Conferred on Others. This Agreement is made for the sole and exclusive benefit of the parties hereto and the holders of the Senior Secured Notes. Nothing contained in this Agreement expressed or implied is intended or shall be construed to confer upon any person, or to give any person other than the parties hereto and such holders of the Senior Secured Notes any right, remedy or claim under or by reason of this Agreement.

      SECTION 8. Severability. If any provision of this Agreement shall be held or deemed to be invalid or shall, in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatsoever.

      SECTION 9. Governing Laws. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

      SECTION 10. Descriptive Headings. Section headings contained herein have been inserted for convenience only and shall not affect the interpretation of this Agreement.

      SECTION 11. Amendment. This Agreement may, without the consent or notice to the holders of the Senior Secured Notes, be amended from time to time to cure any ambiguity or formal defect or omission in this Agreement or in any supplement hereto, and to grant to or confer upon the Trustee for the benefit of such holders any additional rights, remedies, powers, authority or security that may lawfully be granted to or conferred upon the Trustee.

      SECTION 12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart or signature page by telecopier shall be effective as delivery of a manually executed counterpart.


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

      SECTION 13. Further Assurances. The Collateral Agent shall cause, at the expense of MEDIQ/PRN, any stock certificates and other instruments which represent collateral released hereunder to be delivered to such party as MEDIQ/PRN may designate and shall execute such further documents as MEDIQ/PRN may request to terminate the security interests of the Collateral Agent in such Collateral.

     IN WITNESS WHEREOF, the parties hereto have each caused this Defeasance Agreement to be executed by their duly authorized officers as of the date first above written.


                                    MEDIQ/PRN LIFE SUPPORT SYSTEMS, INC.


                                    By  /s/ Jay M. Kaplan
                                      -----------------------------------

                                    SUMMIT BANK,
                                    f/k/a United Jersey Bank


                                    By  /s/ Donna J. Flanagan
                                      -----------------------------------
                                          Authorized Officer


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